EXHIBIT 10.29.2

B. RILEY

Research Trading

Investment Banking

4675 MacArthur Court, Suite 1500

Newport Beach, CA 92660

Tel: 949-852-2911

Fax: 949-852-0430

www.friend-co.com

Private and Confidential

March 24, 2005

Mr. Kim Early

President and Chief Executive Officer

DPAC Technologies, Inc.

7321 Lincoln Way

Garden Grove, CA 92841

Re:      Amendment Two (“Amendment Two”) to Engagement Letter

Dear Mr. Early:

Reference is hereby made to that certain Engagement Letter (the “Engagement Letter”) dated as of August 10, 2004 between DPAC Technologies Corp. (“DPAC” or the “Company”), and B.Riley & Co. (“B.Riley”) and as amended January 5, 2005. Unless the context requires otherwise, capitalized terms used in this Amendment Two shall have the meanings ascribed thereto in the Engagement Letter.

DPAC and B.Riley hereby agree that the Engagement Letter is amended as follows:

Section 5 b) of the Engagement Letter is hereby modified and amended by adding the following sentences:

If the Transaction Fee is greater than $350,000 (the “Transaction Fee Threshold”), the amount of the Transaction Fee above the Transaction Fee Threshold is payable in cash or common stock at the election of the Company. If the Company elects to pay a portion of the Transaction Fee in its common stock, the portion paid in common stock shall be in shares fully registered and immediately freely transferable and shall be determined based on a value of 90% of the closing stock price for the average of the 5-day period ending 5 days before closing.

The Transaction Fee for a transaction with Quatech will be reduced by the amount of retainers paid after the signing of the definitive agreement with Quatech and will also be reduced by $90,000, subject to the other terms in Section 5.

Section 5 of the Engagement Letter is hereby modified and amended by adding the following section:

5 g) Fairness Opinion Fee. The Company hereby requests B.Riley to provide an opinion as to the fairness of the proposed Transaction between DPAC and QuaTech to the stockholders of the Company from a financial point of view, the Company agrees to pay to B. Riley, a Fairness Opinion Fee comprised of $45,000 payable upon signing this Amendment Two and another $45,000 payable upon delivery of the opinion.

Except as amended by the foregoing, DPAC and B.Riley hereby agree that the Engagement Letter is in full force and effect.

Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this Amendment Two.

Very truly yours,

B. Riley & Co.

By:	/s/ Michael J. Lowell
Michael J. Lowell
Managing Director

Agreed and accepted as of March 24, 2005

DPAC Technologies Corp.

By:	/s/ Kim Early
Kim Early
President & CEO

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